Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 24, 2012 and dated May 29, 2012 as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in Note 1 and the subsequent events discussed in Note 21, relating to the consolidated financial statements and financial statement schedules of Hartford Life Insurance Company (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for costs associated with acquiring or renewing insurance contracts as required by accounting guidance adopted retrospectively, for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, and for other-than-temporary impairments as required by accounting guidance adopted in 2009) appearing in this Current Report on Form 8-K of Hartford Life Insurance Company for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the following registration statements.

Form S-3 Registration Nos.

333-133693

333-133694

333-133695

333-157272

333-165129

333-179822

Hartford, Connecticut

May 29, 2012